Exhibit 23.1a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-205272) and Form S-8 (No. 333-188111, No. 333-81009, No. 333-134954, No. 333-143238 and No. 333-143239) of Biota Pharmaceuticals, Inc. of our report dated September 27, 2013 relating to the financial statements, which appears in this Form 10-k.

/s/ PricewaterhouseCoopers

Melbourne, Australia

September 11, 2015